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EXHIBIT 16

        [BDO Seidman, LLP Letterhead]

February 6, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 4, 2002, to be filed by our former client, the Sera Care Life Sciences, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP

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EXHIBIT 16